Exhibit 99.1

AspenBio Pharma Initiates Stock Buyback Plan

CASTLE ROCK, CO., April 25, 2008 — AspenBio Pharma, Inc. (Nasdaq: APPY) an emerging bio-pharmaceutical company dedicated to the development of novel drugs and diagnostics for humans and animals, announced its board of directors have authorized a stock repurchase plan to purchase shares of the company’s common stock up to a maximum of $5.0 million.

Purchases will be made in routine, open market transactions, if and when management determines to effect purchases. Management may elect to purchase less than $5.0 million or may elect not to make any purchases. The repurchase program is effective immediately. It will allow the company to repurchase its shares in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending upon market conditions and other factors. Purchases may be commenced, suspended or discontinued at any time in order to comply with Rule 10b-18 under the Securities Exchange Act of 1934.

The repurchase program will be funded using the company’s working capital. Currently AspenBio Pharma has approximately 31,318,000 shares of outstanding common stock and approximately $25 million in working capital. The company will retire all purchased shares to the status of “authorized and unissued,” thereby increasing the percentage ownership of all existing shareholders. At the current level of AspenBio’s stock price and market capitalization, the board of directors considers the company’s shares to be undervalued. The board also considered recent events, which have reduced the company’s projected need for cash on certain animal product development activities.

About AspenBio Pharma, Inc.
AspenBio Pharma is an emerging bio-pharmaceutical company dedicated to the discovery; development, manufacture, and marketing of novel proprietary products, including those that enhance the reproductive efficiency of animals and that have large worldwide market potential. The company was originally formed to produce purified proteins for diagnostic applications and has become a leading supplier of human hormones to many of the nation’s largest medical diagnostic companies and research institutions. The company has successfully leveraged this foundational science and technology expertise to rapidly develop an enviable late-stage pipeline of several novel reproduction hormone analogs for wide-ranging therapeutic use initially in bovine and equine species. AspenBio Pharma continues to advance the development and testing of its two first-generation blood-based human diagnostic tests designed to rapidly help diagnose or rule out appendicitis in patients complaining of abdominal pain. For more information, go to http://www.aspenbiopharma.com.

Forward Looking Statements
This news release includes “forward looking statements” of AspenBio Pharma, Inc. (“APPY”) as defined by the Securities and Exchange Commission (the “SEC”). All statements, other than statements of historical fact, included in the press release that address activities, events or developments that APPY believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors APPY believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of APPY. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including statements regarding the ability to successfully complete the development of, obtain FDA approval for, cost effectively manufacture and generate revenues from the appendicitis test as well as the animal products under this agreement and other new products, execute agreements required to successfully advance the company’s objectives, retain the scientific management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, fluctuations in sales volumes, obtain and enforce intellectual property rights, and realization of intangible assets. Furthermore, APPY does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this news release should be considered in conjunction with the warnings and cautionary statements contained in APPY’s recent filings with the SEC.

For more information contact:
AspenBio Pharma, Inc.
Gregory Pusey, Chairman
Tel 303-722-4008

Investor Relations:
Liolios Group, Inc.
Geoffrey Plank or Ron Both
Tel 949-574-3860

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